Exhibit 99.1
CALGON CARBON RECEIVES VERDICT IN ADA-ES LAWSUIT
PITTSBURGH, PA — July 29, 2010 — Calgon Carbon (NYSE: CCC) announced today that it received an adverse verdict from the United States District Court for the Western District of Pennsylvania in Calgon Carbon Corp. v. ADA-ES, Inc. (ADA-ES). The jury awarded ADA-ES $12.0 million consisting of $3.0 million for past and $9.0 million for future damages.
The litigation concerned a contract awarded to Calgon Carbon in March of 2008 by a major U.S. power generator for the supply of powdered activated carbon for the removal of mercury from flue gas. Calgon Carbon disputed ADA-ES’s claim that it had earned a commission for the contract based on a memorandum of understanding between the two companies that was terminated in August of 2007.
“We were surprised and very disappointed by the jury’s verdict,” said John S. Stanik, chairman, president and chief executive officer of Calgon Carbon. “We believe that there are several grounds for appeal, and we will vigorously pursue them.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements,

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700